Exhibit 3.1
UNDER ARMOUR, INC.

Articles of Amendment

March 17, 2014

Under Armour, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: The Corporation desires to amend its Articles of Incorporation (the “Charter”) as follows:
The first sentence of Article SIXTH of the Charter is hereby deleted and the following is inserted in lieu thereof:
SIXTH: The total number of shares of capital stock that the Corporation has authority to issue is Four Hundred Thirty-Nine Million Three Hundred Seventy-Five Thousand (439,375,000) shares, all of which shall consist initially of common stock with a par value of $.0003 1/3 per share (the “Common Stock”), of which Four Hundred Million (400,000,000) shares are initially designated as Class A Common Stock with a par value of $.0003 1/3 per share (the “Class A Common Stock”), and Thirty-Nine Million Three Hundred Seventy-Five Thousand (39,375,000) shares are initially designated as Class B Common Stock with a par value of $.0003 1/3 per share (the “Class B Common Stock”), for an aggregate par value of One Hundred Forty-Six Thousand Four Hundred Fifty-Eight Dollars and Thirty-Three and One-Third Cents ($146,458.33 1/3).
SECOND:  (a)  Prior to these Articles of Amendment, the total number of shares of all classes of stock of the Corporation authorized and the number and par value of the shares of each class were as follows:

Two Hundred Twenty-One Million Nine Hundred Thousand (221,900,000) shares of capital stock, of which Two Hundred Million (200,000,000) shares were designated as Class A Common Stock with a par value of $.0003 1/3 per share, and Twenty-One Million Nine Hundred Thousand (21,900,000) shares were designated as Class B Common Stock with a par value of $.0003 1/3 per share, for an aggregate par value of Seventy-Three Thousand Nine Hundred Sixty-Six Dollars and Sixty-Six and Two-Thirds Cents ($73,966.66 2/3).

(b) The total number of shares of all classes of stock of the Corporation as amended by these Articles of Amendment, and the number and par value of the shares of each class, are as follows:

Four Hundred Thirty-Nine Million Three Hundred Seventy-Five Thousand (439,375,000) shares of capital stock, all of which shall initially consist of common stock with a par value of $.0003 1/3 per share, of which Four Hundred Million (400,000,000) shares are designated as Class A Common Stock with a par value of $.0003 1/3 per share, and Thirty-Nine Million Three Hundred Seventy-Five Thousand (39,375,000) shares are designated as Class B Common Stock with a par value of $.0003 1/3 per share, for an aggregate par value of One Hundred Forty-Six Thousand Four Hundred Fifty-Eight Dollars and Thirty-Three and One-Third Cents ($146,458.33 1/3).

THIRD: The foregoing Articles of Amendment include an amendment to the Charter declared advisable and approved by unanimous written consent of the entire Board of Directors of the Corporation (the “Board of Directors”), and the amendment is limited to a change expressly authorized by §2-105(a)(13) of the Maryland General Corporation Law and Article SIXTH of the Charter to be made without action by the stockholders.

FOURTH: On March 17, 2014, the Board of Directors, by way of unanimous written consent in lieu of a meeting, adopted a resolution approving and declaring advisable the foregoing Articles of Amendment of the Charter of the Corporation, declaring that said Articles of Amendment were advisable and approved, to be filed and effective as of the time the Department accepts these Articles of Amendment for record.

[Signatures appear on next page]

IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and witnessed and attested by its Secretary, effective as of the 17th day of March, 2014, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	UNDER ARMOUR, INC.

/s/ JOHN P. STANTON	By:	/s/ KEVIN A. PLANK
John P. Stanton, Secretary		Kevin A. Plank, Chief Executive Officer